Exhibit 4.1

          This SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) between AMERICAN BANKNOTE CORPORATION (formerly United States Banknote Corporation), a Delaware corporation (“U.S. Banknote”), and HSBC BANK USA, a banking corporation and trust company duly organized and existing under the laws of the State of New York, not in its individual capacity but solely in its capacity as successor trustee under the Indenture referred to below (the “Successor Trustee”), is made and entered into as of October 1, 2002.

RECITALS

          WHEREAS, U.S. Banknote executed and delivered to Chemical Bank, a New York corporation (the “Former Trustee”), that Indenture, dated as of May 15, 1992, as supplemented by the First Supplemental Indenture, dated as of May 23, 1994 (as so supplemented, the “Original Indenture”), and by this Second Supplemental Indenture (the Original Indenture, as so supplemented, the “Indenture”), providing for the issuance and sale by U.S. Banknote of its 10-3/8 % Senior Notes due June 1, 2002 (the “Securities”); and

          WHEREAS, on December 8, 1999, U.S. Banknote filed a petition under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), commencing U.S. Banknote’s Chapter 11 case (the “Chapter 11 Case”); and

          WHEREAS, by order dated August 21, 2002(the “Confirmation Order”), entered by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code, the Bankruptcy Court confirmed U.S. Banknote’s fourth amended reorganization plan dated July 17, 2002 (the “Plan”); and

          WHEREAS, Article III.C.1 and 2 of the Plan provide, among other things, that the Original Indenture shall be amended as set forth herein; and

          WHEREAS, Article III.C.2 of the Plan and paragraph 55 of the Confirmation Order direct U.S. Banknote and the Successor Trustee to enter into this Second Supplemental Indenture to effectuate the amendments required by the Plan.

           NOW, THEREFORE, U.S. Banknote and the Successor Trustee hereby agree that the Original Indenture and the Securities are supplemented and amended as follows:

           Section 1.      Definitions.

                (a)      Capitalized terms used in this Second Supplemental Indenture without definition shall have the meanings ascribed to them in the Original Indenture.

           Section 2.      Amendments.

                (a)      Section 1.01 of the Original Indenture is hereby amended by deleting the definitions of the following terms in their entirety:

(i) (ii) (iii) (iv)	ABNH Lasercard Partnership Interest Lasercard Parent Lasercard Joint Venture Agreement

          All references to such defined terms in the Original Indenture are hereby deleted.

                (b)      Section 1.01 of the Original Indenture is hereby further amended by adding the following definitions in alphabetical order:

"Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended.

"Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York.

“Chapter 11 Case” means the voluntary case, number 99-11577, commenced by American Banknote Corporation under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on December 8, 1999.

"Confirmation Date" has the meaning ascribed to it in the Plan.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, excluding only the Consolidated Net Income attributable to Unrestricted Subsidiaries, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period, (ii) Consolidated Interest Expense for such period and (iii) Consolidated Non-cash Charges for such period less (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in the most recent four quarters.

“Consolidated Income Tax Expense” means, for any period, the provision for Federal, state, local and foreign income taxes payable by U.S. Banknote and its Subsidiaries (excluding only Unrestricted Subsidiaries) for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the Interest Expense of U.S. Banknote and its Subsidiaries (excluding only Unrestricted Subsidiaries) for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the sum of (A) depreciation, (B) amortization and (C) other non-cash expenses or charges of such Person and its Subsidiaries (excluding only Unrestricted Subsidiaries) reducing Consolidated Net Income of such Person and its Subsidiaries (excluding only Unrestricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

"Consummation Date" has the meaning ascribed to it in the Plan.

"Distribution Date" has the meaning ascribed to it in the Plan.

“PIK Securities” means Securities issued in lieu of the payment of cash interest as provided in Section 2.02 or 5.01.

“Plan” means the Fourth Amended Reorganization Plan of American Banknote Corporation, dated July 17, 2002, which was confirmed by order of the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code on August 21, 2002.

                (c)      Section 1.01 of the Original Indenture is hereby further amended by deleting the following definitions in their entirety and inserting in lieu thereof the definitions set forth below:

(i) "Change in Control" means such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any employee benefit plan of U.S. Banknote or any of its Subsidiaries, files a Schedule 13D or 14D-1 under the Exchange Act disclosing that such person or group has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50 percent (50%) of the total voting power of the then outstanding voting stock of U.S. Banknote; provided, that a "Change in Control" shall be deemed not to have occurred if any of the foregoing results solely from the Chapter 11 Case, confirmation of the Plan, and/or the distributions received or to be received under the Plan by holders of claims against or equity interests in U.S. Banknote.

(ii) "Existing Investments" means Investments existing on the date of the Second Supplemental Indenture.

(iii) "New Credit Agreement" means the revolving credit facility of up to an aggregate amount of $25 million made available to U.S. Banknote and its Subsidiaries.

(iv) "Pledged Debt Obligations" means all loans by U.S. Banknote to ABN or any Direct, Wholly-owned Subsidiary of U.S. Banknote, which loans shall be evidenced by a promissory note or notes issued to U.S. Banknote by ABN or such other Subsidiary.

(iv) "Pledged Shares" means (i) all of the outstanding shares of common stock of ABN, NMI Corporation and USBC International, owned directly or indirectly by U.S. Banknote and (ii) all of the outstanding shares of common stock (or equivalent equity interests) of all Direct, Wholly-owned Subsidiaries of U.S. Banknote, but excluding simultaneously with the consummation of a bona fide (x) public offering or (y) private offering pursuant to Rule 144A under the Securities Act (or a substantially equivalent transaction), pursuant to which (1) U.S. Banknote (or a Subsidiary) sells any shares of common stock (or equivalent equity interests) or Special Preference Stock of ABN-Brazil owned by U.S. Banknote (or a Subsidiary) or (2) ABN-Brazil issues any shares of its common stock (or equivalent equity interests) or Special Preference Stock, and from time to time thereafter, so long as ABN-Brazil does not thereafter become, as a result of any occurrence, a Wholly-owned Subsidiary of U.S. Banknote, shares of common stock (or equivalent equity interests) of any Direct, Wholly-owned Subsidiary or Subsidiaries of U.S. Banknote representing, in the aggregate, the direct or indirect ownership by U.S. Banknote of 35% of the total combined voting power of all classes of the outstanding Capital Stock entitled to vote of ABN-Brazil; provided, that after giving effect to this exclusion, the Pledged Shares shall include, at all times, a number of shares of common stock (or equivalent equity interests) representing, in the aggregate, the direct or indirect ownership interest by U.S. Banknote of 65% of the total combined voting power of all classes of the outstanding Capital Stock entitled to vote of ABN-Brazil.

           (d)      Section 2.02 of the Original Indenture is hereby amended by deleting the seventh paragraph and inserting the following in lieu thereof:

The Securities shall be issuable only in registered form without coupons and, except as set forth in the next paragraph, shall be in denominations of $1,000 and any integral multiple thereof.

           (e)      Section 2.02 of the Original Indenture is hereby further amended by adding the following paragraph at the end of such Section:

Pursuant to the Plan and notwithstanding any other provision of this Indenture (including without limitation Section 2.12) or the Securities, U.S. Banknote shall issue and the Trustee shall authenticate and make available for delivery (i) additional Securities in the aggregate principal amount of $78,989,799 with an issuance date of the Consummation Date to be distributed on the Distribution Date pro rata among the holders of Securities of record as of the seventh (7th) Business Day following the Confirmation Date, in exchange for and in extinguishment of their Securities outstanding under the Original Indenture, (ii) additional Securities in the aggregate principal amount of $12,562,357 with an issuance date of the Consummation Date to be distributed on the Distribution Date pro rata among the holders of record as of the seventh (7th) Business Day following the Confirmation Date of 11-5/8% Senior Notes (as defined in the Plan) in exchange for and in extinguishment of their 11-5/8% Senior Notes (as defined in the Plan) and (iii) as and when so elected by U.S. Banknote pursuant to Section 5.01, PIK Securities in lieu of cash interest (each of the Securities described in subparts (i), (ii) and (iii) of this sentence, an "Additional Security" and, collectively with Securities issued pursuant to Section 2.06 or 2.07 in respect of such Additional Securities, the "Additional Securities"). Additional Securities may be issued in denominations (rounded, if necessary, down to the nearest dollar) of $1 and integral multiples thereof. Each Additional Security is an additional obligation of U.S. Banknote and shall be governed by, and entitled to the benefits of, and shall be subject to the terms of, this Indenture and shall rank pari passu with and be subject to the same terms (including the interest rate from time to time payable thereon) as the Securities (except, as the case may be, with respect to the issuance date and aggregate principal amount) and shall have the benefit of all Liens securing the Securities.

           (f)      Section 2.04 of the Original Indenture is hereby amended by adding the following sentence at the end of such Section:

Any PIK Securities that may be issued shall be deposited, held and paid as if they were “money” for purposes of the foregoing provisions of this Section 2.04.

           (g)      Any and all remaining obligations of U.S. Banknote under Article 3 of the Original Indenture shall be deemed to have been extinguished as of the Consummation Date.

           (h)      Section 4.02 of the Original Indenture is hereby deleted in its entirety and amended to read as follows:

“SECTION 4.02 Selection of Securities to be Redeemed. If less than all the outstanding Securities are to be redeemed, the Trustee shall select the Securities to be redeemed by a method the Trustee considers appropriate and just (so long as such method is not prohibited by the rules of any stock exchange on which the Securities are then listed). The Trustee shall make the selection at least 30 but not more than 60 days before the Redemption Date from outstanding Securities not previously called for redemption. Securities and portions of them the Trustee selects shall be in principal amounts of $1.00 or an integral multiple of $1.00. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption. The Trustee shall notify U.S. Banknote promptly of the Securities or portions of Securities to be redeemed.”

           (i)      Section 5.01 of the Original Indenture is hereby amended by adding the following language at the end of such Section:

Notwithstanding the foregoing and anything to the contrary herein or in the Securities or the Pledge Agreement, (i) the maturity of the Securities is extended to January 31, 2005, and all references to the due date or maturity date of the Securities in this Indenture, the Securities or the Pledge Agreement are amended to read January 31, 2005, and (ii) payment of interest from and after August 1, 2002 through and including January 30, 2005, shall be made either in cash or in PIK Securities as U.S. Banknote shall determine at its sole option as to each interest payment date, with the principal amount of any PIK Security so issued to be equal to the amount of cash interest otherwise due and payable and the issuance date of such PIK Security to be the interest payment date on which such cash interest would otherwise be due and payable.

           (j)      Section 5.02 of the Original Indenture is hereby amended by adding the following language at the end of such Section:

(4) Notwithstanding the foregoing provisions of this Section 5.02, U.S. Banknote shall be excused from compliance with this Section 5.02 until 30 days after the date that U.S. Banknote completes the preparation of such audited and/or restated financial statements which are required to be included by U.S. Banknote in its new and/or amended filings under the Exchange Act for U.S. Banknote to comply with its Exchange Act filing obligations.

           (k)      Section 5.03(2) of the Original Indenture is hereby amended by adding the following language at the end of such Section:

Notwithstanding the foregoing provisions of this Section 5.03(2), U.S. Banknote shall be excused from compliance with this Section 5.03(2) until 30 days after the date that U.S. Banknote completes the preparation of such audited and/or restated financial statements which are required to be included by U.S. Banknote in its new and/or amended filings under the Exchange Act for U.S. Banknote to comply with its Exchange Act filing obligations.

           (l)      Section 5.06 of the Original Indenture is hereby deleted in its entirety and amended to read as follows:

“SECTION 5.06. Limitation on Restricted Payments. U.S. Banknote will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of U.S. Banknote’s or any of its Subsidiaries’ Capital Stock or other Equity Interests (other than dividends or distributions payable to U.S. Banknote or any of its Subsidiaries or payable in shares of Capital Stock in U.S. Banknote other than Redeemable Stock), (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of U.S. Banknote or any of its Subsidiaries (other than any such Equity Interests owned by U.S. Banknote or any of its Subsidiaries), or (iii) make Investments other than Permitted Investments (the foregoing actions set forth in clauses (i) through (iii) being referred to as “Restricted Payments”), if, at the time of such Restricted Payment:

(a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

(b) U.S. Banknote could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 5.07; or

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of this Second Supplemental Indenture exceeds (x) 50% of the amount of the Consolidated Net Income of U.S. Banknote for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the date of this Second Supplemental Indenture through the end of U.S. Banknote’s fiscal quarter ending immediately prior to the time of such Restricted Payment (or, if Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus (y) 100% of the aggregate net cash proceeds received by U.S. Banknote from (i) the issue or sale of Equity Interests of U.S. Banknote (other than such Equity Interests issued or sold to a Subsidiary of U.S. Banknote and other than Redeemable Stock) or (ii) the issue or sale of Indebtedness of U.S. Banknote (other than such Indebtedness issued or sold to a Subsidiary of U.S. Banknote) which is subsequently converted into Capital Stock of U.S. Banknote (other than Redeemable Stock).

     The foregoing provisions will not prohibit, so long as no Default or Event of Default shall have occurred and be continuing, (i) Investments of up to $20 million by U.S. Banknote and its Subsidiaries in Persons which are Unrestricted Subsidiaries or are not Wholly-owned Subsidiaries of U.S. Banknote or a Subsidiary; (ii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (iii) the retirement of any shares of U.S. Banknote’s Capital Stock in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of U.S. Banknote) of other shares of U.S. Banknote’s Capital Stock, other than any Redeemable Stock; (iv) the declaration and payment of pro rata dividends or pro rata redemptions with respect to holders of minority interests in the common stock of a Subsidiary of U.S. Banknote (for purposes of this clause (iv), Special Preference Stock shall constitute common stock of ABN-Brazil); (v) the repurchase, redemption or other acquisition or retirement for value, in accordance with its terms, of the Subordinated Debentures, outstanding on the date of this Second Supplemental Indenture; (vi) Investments by U.S. Banknote or a Subsidiary in U.S. Banknote or a Wholly-owned Subsidiary; and (vii) acquisitions of Wholly-owned Subsidiaries. For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (c) of the first paragraph of this Section 5.06, no amounts expended pursuant to this paragraph (other than under clause (ii)) shall be included.

U.S. Banknote shall deliver to the Trustee within 60 days after the end of each of U.S. Banknote’s fiscal quarters (90 days after the end of U.S. Banknote’s last fiscal quarter of each year) in which a Restricted Payment is made under the first paragraph of this Section 5.06 an Officers’ Certificate setting forth each Restricted Payment made in such fiscal quarter, stating that each such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 5.06 were computed, which calculations may be based on U.S. Banknote’s latest available internal financial statements.”

           (m)     Section 5.07 of the Original Indenture is hereby deleted in its entirety and amended to read as follows:

“SECTION 5.07. Limitation on Indebtedness. U.S. Banknote shall not, and will not permit any of its Subsidiaries, directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness unless, after giving effect to the incurrence of such Indebtedness and the application of any of the proceeds therefrom to repay Indebtedness, the ratio calculated by taking the Consolidated EBITDA and dividing it by the Consolidated Interest Expense of U.S. Banknote for the four full fiscal quarters ending immediately prior to the date such additional Indebtedness is created, incurred, issued, assumed or guaranteed will be greater than 1.5:1.0, provided that such calculation shall give effect to (A) the incurrence of any Indebtedness (after giving effect to the application of the proceeds thereof) in connection with the simultaneous acquisition of any Person, business, property or assets, and (B) the Consolidated Cash Flow generated by such acquired Person, business, property or assets, giving effect in each case to such incurrence of Indebtedness, application of proceeds and Consolidated Cash Flow as if such acquisition had occurred at the beginning of such four quarter period.

The foregoing limitations shall not apply to the incurrence of Indebtedness pursuant to (i) the New Credit Agreement; (ii) Existing Indebtedness; (iii) Indebtedness represented by the Securities; (iv) Indebtedness created, incurred, issued, assumed or guaranteed in exchange for or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in clauses (i) and (iii) above (the “Refinancing Indebtedness”); provided, however, that (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded, and (B) with respect to Refinancing Indebtedness incurred in connection with clause (iii) above, the Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Securities; (v) intercompany Indebtedness permitted by Section 5.06; (vi) Indebtedness under Currency Agreements and Interest Rate Agreements, provided that in the case of Currency Agreements which relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of U.S. Banknote outstanding other than as a result of fluctuations in foreign currency exchange rates; (vii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of U.S. Banknote or any Subsidiary of U.S. Banknote pursuant to such agreements, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary of U.S. Banknote, other than guarantees or similar credit support by U.S. Banknote of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness referred to in this clause (viii) is extinguished within three Business Days of its incurrence.”

           (n)      Section 5.08 of the Original Indenture is hereby deleted in its entirety and amended to read as follows:

"SECTION 5.08. Limitation on Indebtedness of Subsidiaries. U.S. Banknote will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable with respect to any Indebtedness, except of (i) Indebtedness owing to U.S. Banknote or a Subsidiary; (ii) guarantees of Indebtedness of U.S. Banknote or a Wholly-owned Subsidiary to the extent that such Indebtedness is permitted to be incurred by Section 5.07; (iii) Capital Lease Obligations and Sale and Leaseback Transactions in an aggregate amount not to exceed $15 million; (iv) Existing Indebtedness; (v) Indebtedness pursuant to the New Credit Agreement, the borrowings under which must be used (A) to meet working capital needs and (B) to fund Investments not otherwise prohibited under this Indenture, provided that the amount borrowed under the New Credit Agreement to fund such Investments shall not exceed $25 million in the aggregate; and (vi) Indebtedness of a Subsidiary existing at the time of the acquisition of such Subsidiary by U.S. Banknote or any Subsidiary, provided that (A) such Indebtedness shall not have been created in contemplation of such acquisition and (B) after giving pro forma effect to such acquisition, U.S. Banknote could incur $1.00 of additional Indebtedness pursuant to the first paragraph of Section 5.07.”

           (o)      Section 5.09 of the Original Indenture is hereby deleted in its entirety and amended to read as follows:

“SECTION 5.09. Limitation on Sale of Subsidiary Shares. U.S. Banknote shall not (i) sell, pledge, hypothecate or otherwise convey or dispose of any shares of Capital Stock of a Subsidiary other than pursuant to the Pledge Agreement or (ii) permit a Subsidiary to issue or sell any Equity Interests to any Person. The foregoing shall not apply to (A) the sale by U.S. Banknote (or a Subsidiary) of common stock (or equivalent equity interest) or Special Preference Stock of ABN-Brazil, provided that the Excess Proceeds from any such sale are applied in accordance with the provisions of Section 5.15 or (B) the issuance by ABN-Brazil of its common stock (or equivalent equity interests) or Special Preference Stock, provided that ABN-Brazil continues to be a Subsidiary of U.S. Banknote and U.S. Banknote continues to own (directly or indirectly) not less than 65% of the Capital Stock of ABN-Brazil upon completion of such issuance, provided further, that if ABN-Brazil would no longer continue to be a Subsidiary of U.S. Banknote or if U.S. Banknote would no longer continue to own (directly or indirectly) not less than 65% of the Capital Stock of ABN-Brazil upon completion of such issuance or sale, then (i) $15 million of the proceeds of such issuance or sale of shares of Capital Stock of ABN-Brazil shall be applied in accordance with the terms of Section 5.15 and (ii) all remaining proceeds of such issuance or sale of shares of Capital Stock of ABN-Brazil shall be used to make an Excess Proceeds Offer (as defined in Section 5.15) and shall not be used for any other purpose.”

                 (p)      Section 5.15 of the Original Indenture is hereby deleted in its entirety and amended to read as follows:

“SECTION 5.15. Limitation on Use of Proceeds from Major Asset Sales. U.S. Banknote and its Subsidiaries will not, directly or indirectly, consummate Major Asset Sales (as defined below) unless (i) 75% of the Net Proceeds from the Major Asset Sales are received in cash at closing, and (ii) U.S. Banknote makes an offer (the “Excess Proceeds Offer”) to apply the Excess Proceeds (as defined below) to redeem Securities at a purchase price equal to 100% of the principal amount of such Securities, plus accrued and unpaid interest to the date of purchase. The Excess Proceeds Offer shall be made substantially in accordance with the procedures for a Change in Control Offer described in Section 5.14. The foregoing application of Excess Proceeds from Major Asset Sales is not required to the extent the Excess Proceeds from such sale or disposition are reinvested, within 270 days after such sale or disposition, in properties or assets that will be used in the lines of business of U.S. Banknote and its Subsidiaries existing on the date of such sale or disposition and U.S. Banknote delivers a reinvestment notice to the Trustee within 280 days after such sale or disposition.

U.S. Banknote and its Subsidiaries shall be deemed to have consummated “Major Asset Sales” if, during any consecutive 12-month period commencing after the date of this Supplemental Indenture, U.S. Banknote and/or any of its Subsidiaries consummate one or more Asset Sales, the cash Net Proceeds of which in the aggregate exceed $15 million (the amount of such excess being referred to herein as the “Excess Proceeds”). Asset Sales generating cash Net Proceeds of less than $1 million, and the issuance by ABN-Brazil of its Capital Stock to the extent permitted by Clause (B) of Section 5.09 shall not be included as Asset Sales for the purpose of this covenant.”

                (q)      Notwithstanding any provisions of the Original Indenture or the Securities to the contrary, any and all Defaults or Events of Default existing on the Consummation Date shall be deemed to have been waived as of the Consummation Date.

                (r)      Exhibit A to the Original Indenture is hereby amended and restated effective as of the Consummation Date in the form of Exhibit A to this Second Supplemental Indenture.

           Section 3.     Miscellaneous.

                (a)      Counterparts. This Second Supplemental Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                (b)      Current Notice Addresses. Notice is hereby given pursuant to Section 12.02 of the Indenture that the current addresses for Notice to U.S. Banknote and the Successor Trustee are as follows:

If to U.S. Banknote:	American Banknote Corporation 560 Sylvan Avenue Englewood, NJ 07632

If to the Successor Trustee:	HSBC Bank USA Issuer Services 452 Fifth Avenue New York, New York 10018 By courier: HSBC Bank USA Issuer Services 10 East 40th Street, 14th Floor New York, New York 10016

                (c)      Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                (d)      Reaffirmation Of Pledge Agreement. Except as expressly set forth herein, the parties hereto agree and acknowledge that nothing contained in this Second Supplemental Indenture in any manner or respect limits or terminates any of the provisions of the Pledge Agreement and that the Pledge Agreement remains and continues in full force and effect and is hereby ratified and reaffirmed in all respects. All references to American Bank Note Holographics, Inc. and ABNH in the Pledge Agreement are hereby deleted.

                 (e)      Recitals. The recitals contained herein shall be taken as the statements of U.S. Banknote and the Successor Trustee assumes no responsibility for their correctness. The Successor Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

           IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written and effective as of the Consummation Date.

AMERICAN BANKNOTE CORPORATION By: Its: HSBC BANK USA, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS SUCCESSOR TRUSTEE By: Its:

EXHIBIT A

[FORM OF FACE OF SECURITY]

AMERICAN BANKNOTE CORPORATION (FORMERLY UNITED
STATES BANKNOTE CORPORATION)

10-3/8% SENIOR NOTE DUE JANUARY 31, 2005

No. _________________	$______________________	CUSIP ___________

          American Banknote Corporation (formerly United States Banknote Corporation), a Delaware corporation (“ABN” which term includes any successor corporation under the Indenture hereinafter referred to), promises to pay to ___________________ or registered assigns, the principal amount of $____________ on January 31, 2005.

           Interest Payment Dates: June l and December 1, commencing the first December 1 or June 1 following the Consummation Date

           Record Dates: May 15 and November 15.

          Reference is hereby made to the further provisions of this Security set forth on the reverse hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

          IN WITNESS WHEREOF, ABN has caused this Security to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

AMERICAN BANKNOTE CORPORATION By Name: Title:

[SEAL]	By Name: Title: By Name: Title:

Dated:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION
This is one of the Securities referred to in the within-mentioned Indenture.

HSBC Bank USA, not in its individual
capacity but solely as successor indenture
trustee

By                                               Authorized Officer

[FORM OF REVERSE SIDE OF SECURITY]

10-3/8% Senior Note due JANUARY 31, 2005

1.      Interest

          American Banknote Corporation (formerly United States Banknote Corporation), a Delaware corporation (“ABN”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. Interest will be payable semiannually on each interest payment date, commencing the first December 1 or June 1 following the Consummation Date. Pursuant to the Plan, interest on the Securities will accrue from the most recent interest payment date as to which interest has been paid on such Securities, or if no interest has been paid on a Security attributable to the period commencing on or after August 1, 2002, then from August 1, 2002; provided that, if there is no existing Event of Default in the payment of interest and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          ABN shall pay interest on overdue principal and interest on overdue installments of interest, to the extent lawful, at the rate per annum borne by the Securities.

2.     Method of Payment

          ABN will pay interest on the Securities (except defaulted interest) to the persons who are registered Holders at the close of business on May 15 and November 15 immediately preceding the interest payment date even if the Security is cancelled on registration of transfer or registration of exchange (other than with respect to the purchase of Securities pursuant to an offer to purchase securities made in connection with Sections 5.14 or 5.15 of the Indenture after such record date). Holders must surrender Securities to a Paying Agent to collect principal payments. ABN will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, ABN may pay principal and interest by its check payable in such money. It may mail an interest payment to a Securityholder’s registered address. Notwithstanding the foregoing, ABN may issue PIK Securities in lieu of the payment of cash interest under the circumstances contemplated by Section 2.02 or 5.01 of the Indenture.

3.      Paying Agent and Registrar

        Initially, the Trustee will act as Paying Agent and Registrar. ABN may appoint and change any Paying Agent or Registrar without notice, other than notice to the Trustee. ABN or any Subsidiary or an Affiliate of either of them may act as Paying Agent, Registrar or coregistrar.

4.      Indenture

          ABN issued the Securities under an Indenture, dated as of May 15, 1992 (as amended and supplemented, the “Indenture”), between ABN and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended and as in effect on the date of the Indenture (the “TIA”) and as provided in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

          The Securities are general obligations of U.S. Banknote limited to $126,500,000 aggregate principal amount, plus PIK Securities. Payment on the Securities is secured pursuant to the Pledge Agreements.

5.      Optional Redemption

          The Securities are redeemable as a whole, or from time to time in part, at any time at the option of ABN at 100% of principal amount together with accrued and unpaid interest to the Redemption Date.

6.      Notice of Redemption

          Notice of redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder’s registered address. Securities may be redeemed in part in principal amounts of $1.00 but only in integral multiples of $1.00 of principal amount.

7.      Requirement that ABN Offer to Purchase Securities under Certain Circumstances

          Subject to the terms and conditions of the Indenture, ABN shall become immediately obligated to offer to purchase the Securities pursuant to Section 5.14 of the Indenture after the occurrence of a Change in Control of ABN at a price equal to 101% of aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase. In addition, to the extent that there are Excess Proceeds from Major Asset Sales which are not reinvested, ABN will be obliged to offer to purchase Securities at 100% of principal amount plus accrued interest, in accordance with Section 5.15 of the Indenture.

8.      Denominations; Transfer; Exchange

          The Securities are in registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000, except that PIK Securities and Securities issued pursuant to the Plan may be in integral multiples of $1.00. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed.

9.      Persons Deemed Owners

          The registered Holder of this Security may be treated as the owner of this Security for all purposes.

10.      Amendment: Waiver

          Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time outstanding and (ii) certain defaults or noncompliance with certain provisions may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, ABN and the Trustee may amend the Indenture or the Securities to cure any ambiguity, defect or inconsistency, or to comply with Article 6 of the Indenture, or to provide for uncertificated Securities in addition to certificated Securities, or to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the TIA, or to make any change that does not adversely affect the rights of any Securityholder.

11.      Defaults and Remedies

          Under the Indenture, Events of Default include (i) default in payment of the principal amount, premium if any, or interest, in respect of the Securities when the same becomes due and payable subject, in the case of interest, to the grace period contained in the Indenture; (ii) failure by ABN to comply with other agreements in the Indenture or the Securities, subject to notice and lapse of time; (iii) certain events of acceleration prior to maturity of certain indebtedness; (iv) certain final judgments which remain undischarged; or (v) certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate principal amount of the Securities at the time outstanding, may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities becoming due and payable immediately upon the occurrence of such Events of Default.

          Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) above) if it determines that withholding notice is in their interests.

12.      Trustee Dealings with ABN

          Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by ABN or its Affiliates and may otherwise deal with ABN or its Affiliates with the same rights it would have if it were not Trustee.

13.      No Recourse Against Others

          A director, officer, employee or stockholder, as such, of ABN shall not have any liability for any obligations of ABN under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

14.      Authentication

          This Security shall not be valid until an authorized officer of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.

15.      Abbreviations

          Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN CON (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

16.      Pledge Agreement

          Each Holder by accepting this Security agrees to all of the terms and provisions of the Pledge Agreement as the same may be amended or supplemented pursuant to the provisions of the Pledge Agreement and the Indenture. The Trustee and each of the Securityholders acknowledge that a release of Collateral in accordance with the terms of the Pledge Agreement will not be deemed for any purpose to be an impairment of the security under the Indenture.

17.      Unclaimed Money

          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to ABN at its request. After that, Holders entitled to money must look to ABN for payment.

18.      Discharge Prior to Maturity

          If ABN deposits with the Trustee or Paying Agent money or U.S. Government Obligations sufficient to pay the principal of and interest on the Securities to maturity, ABN will be discharged from the Indenture except for certain Sections thereof.

19.      Successor

          When a successor Person to ABN assumes all the obligations of its predecessor under the Securities and the Indenture such predecessor shall be released from those obligations.

20.      Governing Law

          THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to:

(Insert assignee's social security or tax I.D. number)

(print or type assignee's name, address and zip code)

and irrevocably appoint ________________________________ agent to transfer this Security on the books of ABN (formerly United States Banknote Corporation). The agent may substitute another to act for him.

Dated:	Signature: (Sign exactly as your name appears on the other side of this Security

Signature Guarantee

OPTION OF HOLDER TO ELECT PURCHASE

          If you wish to elect to have all or any portion of this Security purchased by ABN (formerly United States Banknote Corporation) pursuant to Section 5.14 (“Change of Control Offer”) or Section 5.15 (“Excess Proceeds Offer”) of the Indenture, check the applicable boxes:

/__/	Section 5.14	/__/	Section 5.15:

in whole	/__/	in whole	/__/

in part	/__/	in part	/__/

amount to be purchased $__________	amount to be purchased $__________	/__/

Dated:	Signature: (Sign exactly as your name appears on the other side of this Security

Signature Guarantee:

Social Security Number or
Taxpayer Identification Number: